Exhibit 4.87

CONVERSION AGREEMENT

        This Conversion Agreement (this “Agreement”) is made and entered into effective as of September  25 2008 by and between TOWER SEMICONDUCTOR LTD. (the “Company” or “Tower”), a company organized under the laws of the State of Israel and BANK HAPOALIM B.M., a banking corporation organized under the laws of the State of Israel (the “Bank”).

        WHEREAS, Tower is an independent manufacturer of wafers whose Ordinary Shares are traded on the Nasdaq Stock Market (“NASDAQ”) under the symbol TSEM and whose Ordinary Shares and certain other securities are traded on the Tel-Aviv Stock Exchange (“TASE”) under the symbol TSEM;

        WHEREAS, the Bank and Bank Leumi Le-Israel B.M. (collectively, the “Banks”) and Tower are parties to a Facility Agreement dated January 18, 2001, as amended and restated on August 24, 2006 and as further amended by Amendment No. 1 thereto dated September 10, 2007 (the “Facility Agreement”); and

        WHEREAS, at the request of Tower, the Banks and Tower have entered into an Amending Agreement dated September 25, 2008 (the “Amending Agreement”), the conditions to the effectiveness of which include, inter alia, the conversion by each Bank of US $100,000,000 (one hundred million US dollars) of its loans made to Tower pursuant to the Facility Agreement and pursuant to an Equipment Facility Agreement dated September 10, 2007 (the “Loans”) into a convertible capital note to be issued to the Bank (a “Capital Note”) in the amount of US $100,000,000 (one hundred million US dollars) which will in turn be convertible, in whole or in part, by the Bank at any time and from time to time into 70,422,535 (seventy million, four hundred and twenty-two thousand, five hundred and thirty-five) ordinary shares of Tower at a conversion price of US $1.42 (one US dollar and forty-two cents) per share (such number of shares and conversion price, in each case, subject to adjustment from time to time as provided in the Capital Note) and the entering into by the Bank and Tower of a Registration Rights Agreement (the “Registration Rights Agreement”) and of this Agreement, in each case, on the date of the effectiveness of the Amending Agreement (the “Amendment Closing Date”); and

        WHEREAS, prior to the date hereof, Jazz Technologies, Inc. and its subsidiaries have become subsidiaries (as defined below), of Tower,

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Interpretation.

1.1.	As used in Sections 3.8 and 5.1 of this Agreement:

1.1.1.	“control” (including the terms “controlling”, “controlled by” or “under common control with”, means: (i) direct or indirect ownership of, or power to vote, 25% (twenty-five percent) or more of a class of voting securities of a person; (ii) the power to elect a majority of the directors or trustees of a person; or (iii) the possession direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and

1.1.2.	“subsidiary” of a person means any company which is otherwise directly or indirectly controlled by such person. For the avoidance of doubt, a subsidiary need not be consolidated for financial statement purposes with such person in order to be deemed a subsidiary in this Agreement.

1.2.     Definitions. Except as otherwise defined herein, terms and expressions defined in the Facility Agreement as amended and restated by the Amended Agreement (the “Restated Facility Agreement”) shall have the same meanings when used in this Agreement and all provisions of the Restated Facility Agreement concerning matters of construction and interpretation shall apply to this Agreement.

1.3.     Preamble. The preamble to this Agreement constitutes an integral part thereof.

2.	Conversion of Loan and Issue of Capital Note on the Amendment Closing Date.

The Company hereby:

2.1.     with effect as of the Amendment Closing Date, issues to the Bank, and the Bank hereby receives from the Company, in conversion of US $100,000,000 (one hundred million US dollars) of the Loans (being US $84,779,607 (eighty-four million, seven hundred and seventy-nine thousand, six hundred and seven US dollars) of Loans under the Facility Agreement and US $15,220,393 (fifteen million, two hundred and twenty thousand, three hundred and ninety-three US dollars) of Loans under the Equipment Facility Agreement), an executed Capital Note in the principal amount of US $100,000,000 (one hundred million US dollars) in the form attached as Exhibit 1 hereto. For the avoidance of doubt (i) as of the Amendment Closing Date, the principal amount of Loans outstanding and owed by Tower to the Banks shall be as set forth in the second sentence of clause 2.1 of the Restated Facility Agreement and (ii) there shall be no further amounts (principal or interest) payable by the Company under the Equipment Facility Agreement referred to above and the Equipment Facility Agreement shall be terminated as at the Amendment Closing Date;

2.2.     furnishes to the Bank a copy of the approval of the TASE for listing the 70,422,535 (seventy million, four hundred and twenty-two thousand, five hundred and thirty-five) shares issuable upon conversion of said Capital Note; and

2.3.     confirms that the Company has recorded such issuance of the Capital Note in the name of Bank on the records of the Company.

3.	Representations and Warranties of the Company.

The Company hereby represents and warrants to the Bank on the Amendment Closing Date as follows:

3.1.     Organization. The Company is duly organized and validly existing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and to perform all its obligations under this Agreement.

3.2.     Share Capital. All issued and outstanding share capital of the Company has been duly authorized and is validly issued. The shares to be issued upon conversion of any Capital Note issued pursuant to this Agreement (the “Conversion Shares”) are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms of such Capital Note will be validly issued, fully paid, nonassessable and not subject to any pledge, lien or restriction on transfer, except for restrictions on transfer imposed by applicable securities laws. The entering into and performance of this Agreement and the issuance of any shares, or Capital Notes hereunder do not, and the issuance of any Conversion Shares will not, conflict with the Memorandum of Association or the Articles of Association of the Company nor with any outstanding convertible security, warrant, option, call, preemptive right or commitment of any type relating to the Company’s capital stock (collectively, “Equity Rights”). The entering into and performance of this Agreement, the issuance of any shares or Capital Notes hereunder and the issuance of the Conversion Shares do not require, or give any holder of Equity Rights the right to have made, any adjustments to be made in the conversion or exercise price, the number of shares issuable upon conversion or exercise or any other provision of the aforegoing Equity Rights.

3.3.     Authorization; Approvals. All corporate action on the part of the Company necessary for the execution, delivery and performance of this Agreement and the issuance of any shares, Capital Notes, and Conversion Shares has been taken. Except as set forth in Schedule 3.3 hereto, save for any consents, approvals, authorisations or exemptions already obtained, and filings already made, no consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority, including any approval of, or filings with, the Israeli Securities Authority (the “ISA”), the TASE or any third party is required in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the issuance by way of private placement pursuant to this Agreement of any Capital Notes, or shares. This Agreement and all Capital Notes issued hereunder on the date which this representation is given have been executed and delivered by the Company, and each constitutes the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to creditor’s rights generally and general principles of equity.

3.4.     Cross-Default. No Default or Event of Default exists under the Facility Agreement.

3.5.     No Conflicts. Neither the execution and delivery of this Agreement by Tower, nor the compliance with the terms and provisions of this Agreement on the part of Tower, including the issuance of shares, Capital Notes, or Conversion Shares, will: (i) violate any statute or regulation of any governmental authority, domestic or foreign, affecting Tower; (ii) require the issuance of any authorization, license, consent or approval of any governmental agency, or any other person which has not been obtained, save as set forth in Schedule 3.5 hereto; or (iii) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, loan agreement or other material agreement or instrument to which Tower is a party, or by which Tower is bound, or constitute a default thereunder, the effect of which might have a material adverse effect on Tower.

3.6.     No Litigation. There are no actions, suits, proceedings, or injunctive orders, pending or threatened against or affecting Tower relating to the subject matter of this Agreement.

3.7.     No Brokers. Tower has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder’s fee in connection with such transactions.

3.8.	Activities in the United States.

3.8.1.	More than 50% (fifty percent) of the consolidated assets of the Company as shown or would be shown on its consolidated financial statements (a) as of the last day of the immediately preceding calendar year and (b) as of the date hereof are, in each case, are located outside of the United States.

3.8.2.	More than 50% (fifty percent) of the consolidated revenues of the Company as shown or would be shown on its consolidated financial statements (a) for the immediately preceding calendar year; and (b) during the current calendar year to date, in each case, are derived from outside the United States.

3.8.3.	For the purposes of Section 3.8.1, Section 3.8.2, Section 5.1.1, Section 5.1.2, Section 5.1.6, Section 5.1.7 and Section 6.6 herein, assets and revenues of the Company will be deemed to be located or derived from “outside the United States” if they are recorded on the books of the Company or of any subsidiaries of the Company incorporated outside the United States (“Non-U.S. Subsidiaries”) (provided that such revenues are not recorded on the books of any offices of the Company or of its Non-U.S. Subsidiaries located in the United States (“U.S. Offices”) and will be deemed to be located in or derived from the United States if they are recorded on the books of any U.S. Offices or of any subsidiaries of the Company incorporated in the United States (“U.S. Subsidiaries”). By way of example, revenues recorded on the books of the Company itself (but not on the books of any U.S. Offices) will be considered revenues derived from outside the United States, even if the revenues derive from a sale of the Company’s products to a U.S. person and even if the Company’s U.S. Subsidiary was involved in marketing, sales or post-sales support efforts.

3.8.4.	The activities, if any, of the Company and its Non-U.S. Subsidiaries within the United States and the activities of all U.S. Subsidiaries are the same kind as or support the Company’s or its Non-U.S. Subsidiaries’ activities outside of the United States. For purposes of this Section 3.8.4, Section 5.1.3, Section 5.1.6, Section 5.1.7 and Section 6.6 below (a) “the same kind as” shall mean activities that are within the same “establishment” categories of the North American Classification System published by the United States Census Bureau, and (b) “support” shall mean supply, distribution, sales, marketing, servicing, research and development, licensing, design, customer relations and/or similar activities.

3.8.5.	Neither the Company nor any of its subsidiaries conducts activities in the United States that consist of engaging in the business of banking, securities, insurance or real estate.

3.8.6.	Neither the Company nor any of its subsidiaries engages, nor do either own more than 5% (five percent) of a class of voting securities of a person that engages, in the business of securities underwriting or distribution in the United States.

3.9.     The Company acknowledges that the Bank is acquiring the Capital Notes on the Amendment Closing Date in full reliance upon the representations and warranties made by the Company in this Agreement, including in Section 3.8 above.

4.	Representations and Warranties of the Bank.

The Bank hereby represents and warrants to the Company that it:

4.1.     is acquiring the securities issued and to be issued to the Bank pursuant to this Agreement for investment and not with a view to distribution without registration under the U.S. Securities Act of 1933 (the “Securities Act”);

4.2.     has requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Company and is an accredited investor as defined in Rule 501(a) under the Securities Act;

4.3.     understands that none of the Capital Notes issued and to be issued under this Agreement have been, or will be, registered under the Securities Act, or the laws of any jurisdiction;

4.4.     agrees that none of the securities issued and to be issued to the Bank pursuant to this Agreement may be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except by registration under the Securities Act or otherwise in compliance with the Securities Act, the Israeli Securities Law or any applicable securities laws of any jurisdiction (including pursuant to an exemption therefrom); and

4.5.     acknowledges that the securities, upon issuance, will, unless in the reasonable opinion of counsel for the Company such legend is not required in order to ensure compliance under the Securities Act, bear the following legend:

        THESE SECURITIES [(INCLUDING THE SECURITIES ISSUABLE PURSUANT HERETO)]1 HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY U.S. STATE OR OTHER JURISDICTION’S SECURITIES LAWS. THESE SECURITIES (INCLUDING THE SECURITIES ISSUABLE PURSUANT HERETO) MAY NOT BE SOLD, OFFERED FOR SALE OR PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) WITH RESPECT TO ANY SUCH SECURITIES OR AN OPINION OF COUNSEL (REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT OR ON THE TEL-AVIV STOCK EXCHANGE IN COMPLIANCE WITH REGULATION S UNDER THE ACT.

        For the avoidance of doubt, nothing in this Section 4 shall derogate from the Company’s obligations under the Registration Rights Agreement.

5.	Undertakings by the Company.

5.1.     For so long as (a) any shares or Capital Notes are issuable to the Bank and/or its subsidiaries (for the avoidance of doubt, as defined in Section 1.1.2 above) pursuant to this Agreement and (b) any securities of the Company (including Capital Notes, Warrants and shares), constituting or convertible into 5% or more of any class of voting securities (as defined in the United States Code of Federal Regulations – 12 C.F.R. Section 225.2(q)) of the Company are beneficially owned by the Bank and/or its subsidiaries (for the avoidance of doubt, as defined in Section 1.1.2 above), the Company shall use its best efforts in order:

5.1.1.	that more than 50% (fifty percent) of the consolidated assets of the Company as of December 31 of each calendar year are located outside of the United States (the “Asset Test”);

5.1.2.	that more than 50% (fifty percent) of the consolidated revenues of the Company as of December 31 of each calendar year are derived from outside the United States (the “Revenue Test”);

5.1.3.	that the activities of the Company within the United States and the activities of the U.S. Subsidiaries are of the same kind as or support the activities of the Company or its Non-U.S. Subsidiaries outside the United States (the “Same Line of Business Test”);

5.1.4.	that neither the Company nor any of its subsidiaries will conduct activities in the United States that consist of engaging in the business of banking, securities, insurance or real estate (the “Financial Activities Test”) (for the avoidance of doubt, nothing in the aforesaid shall derogate from the obligations of the Company under the Restated Facility Agreement);

5.1.5.	not to engage, or permit any of its subsidiaries to engage, or to own or permit any of its subsidiaries to own more than 5% (five percent) of a class of voting securities of a person that engages, in the business of securities’ underwriting or distribution in the United States (the “No Underwriting Test”) (for the avoidance of doubt, nothing in the aforesaid shall derogate from the obligations of the Company under the Restated Facility Agreement);

[1] Following the effective date of any registration statement covering the Conversion Shares or any of them, if applicable, bracketed language to be removed from future Capital Notes relating to such Conversion Shares and, at the request of the holder, a substitute Capital Note or Notes omitting the bracketed language will promptly be delivered to the holder.

5.1.6.	Nothing in Sections 5.1, 5.1.1, 5.1.2, 5.1.3, 5.1.4 or 5.1.5 above shall require the Company to prejudice the business or financial interests of the Company and the Company may take such actions or refrain from taking actions that may cause it not to satisfy the Asset Test, the Revenue Test, the Same Line of Business Test, the Financial Activities Test and/or the No Underwriting Test, provided that the taking of such actions, or refraining from taking such actions, are in the business or financial interests of the Company as reasonably determined by the Company;

5.1.7.	furnish to the Bank, as soon as practicable (and, in any event, within thirty (30) days after the end of each calendar year), a certificate of the Chief Financial Officer of the Company, in a form reasonably satisfactory to the Bank (i) confirming whether the Company is in compliance with each of the Asset Test, the Revenue Test, the Same Line of Business Test, the Financial Activities Test and the No Underwriting Test, provided that if the Company is not in compliance with the Asset Test or the Revenue Test in a particular calendar year, the Chief Financial Officer shall describe the steps, if any, being taken by the Company to ensure compliance in the immediately following calendar year (for the removal of doubt, without derogating from Section 5.1.6 above); and (ii) setting out (a) the amount and percentage of the consolidated revenues of the Company derived from outside the United States during the immediately preceding calendar year, and (b) the amount and percentage of the consolidated assets of the Company located outside of the United States as of December 31 of such immediately preceding calendar year; and

5.1.8.	furnish promptly to the Bank, such other information as such person may reasonably request in order to satisfy their obligations to file certain reports or assess its compliance with applicable legal or regulatory requirements relating to the transactions contemplated herein.

5.2.     The Company shall fulfil all of its obligations under the Equity Documents, including the Capital Notes issued pursuant hereto and the under any registration rights agreement.

5.3.     In the event that the adjustment provisions of any Capital Notes issued pursuant hereto result in additional Conversion Shares to be issued upon conversion of the Capital Notes, the Company shall promptly furnish the Bank with a copy of the approval of the TASE for listing such additional Conversion Shares (if the Company’s shares are then traded on the TASE).

5.4.     To the extent that ordinary shares (or other shares of capital stock substituted therefor) of the Company are listed on one or more securities exchanges, including the NASDAQ and the TASE, the Company shall maintain, at its expense, the listing of the shares of the Company issued pursuant to this Agreement (including upon conversion of Capital Notes issued pursuant to this Agreement) on such exchanges or, in the event such shares of the Company are listed on only one securities exchange, such exchange. Nothing in this Section 5.4 shall constitute an obligation of the Company to list or maintain the listing of its ordinary shares (or other shares of capital stock substituted therefor) on any securities exchanges, including the NASDAQ and the TASE.

5.5.     The Company undertakes not to issue Shares or Securities (as defined in the Securities Law, 1968) of the Company, save on market terms and conditions.

6.	Miscellaneous.

6.1.     Governing Law; Jurisdiction. This Agreement shall be governed by and shall be construed in accordance with Israeli law and the courts of Tel-Aviv-Jaffa shall have exclusive jurisdiction to hear any matters, provided that the Bank and any other Affiliate of the Bank party to this Agreement shall be entitled to sue Tower in any jurisdiction in which it has an office or holds assets.

6.2.     Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party without the prior written consent of the other party hereto, provided that the Bank may assign this Agreement, in whole or in part, to any Affiliate of the Bank or add an Affiliate of the Bank as an additional party hereto, Nothing in this Agreement shall be deemed to restrict the (a) transferability of the shares, and Capital Notes to be issued pursuant to this Agreement or the Conversion Shares, in each case, in whole or in part at any time and from time to time, except for restrictions on transfer imposed by applicable securities laws or (b) the assignability of the registration rights in accordance with the Registration Rights Agreement.

6.3.     Expenses. The Company shall bear the expenses and costs of all the parties to the transactions contemplated hereby (including the fees and expenses of counsel to the Bank).

6.4.     Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the parties to this Agreement.

6.5.     Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below:

If to the Bank:	Corporate Division
Migdal Levenstein
23 Menachem Begin Road
Tel-Aviv, Israel
Facsimile: (03) 567 2995
Attention: Head of Corporate Division

If to the Company:	Tower Semiconductor Ltd.
Ramat Gavriel Industrial Area
P.O. Box 619
Migdal Haemek
Israel 23105
Fax. 972-4-6047242
Attn: Oren Shirazi, Acting CFO
with a copy to
(which shall not
constitute notice):	Yigal Arnon & Co.
1 Azrieli Center
46th Floor
Tel-Aviv, Israel, 67021
Fax: 972-3-6087714
Attn: David Schapiro, Adv.

        or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 8.5 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile, one (1) business day following transmission and electronic confirmation of receipt.

6.6.     Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Unless provided otherwise herein, all remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

6.7.     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

6.8.     Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6.9.     Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

6.10.     Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby,

        IN WITNESS WHEREOF, each of the parties has signed this Agreement as of the date first hereinabove set forth.

TOWER SEMICONDUCTOR LTD.	BANK HAPOALIM B.M.

By: Name: Title:	________________________ ________________________ ________________________	By: Name: Title:	________________________ ________________________ ________________________

Schedules to Conversion Agreement

Schedule 3.3

Schedule 3.5